U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    CEAS                              MARY                   C.
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   (Last)                            (First)              (Middle)

                        C/O MIDWEST BANC HOLDINGS, INC.
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                                    (Street)

                             501 WEST NORTH AVENUE
                             MELROSE PARK, IL 60160
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

MARCH 28, 2001
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

MIDWEST BANC HOLDINGS, INC. (MBHI)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                            SR. V.P.-HUMAN RESOURCES
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

COMMON STOCK                             200                         D
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                         5. Owner-
                                                    3. Title and Amount of Securities                       ship
                                                       Underlying Derivative Security                       Form of
                             2. Date Exercisable           (Instr. 4)                                       Derivative
                                and Expiration Date     ---------------------------------  4. Conver-       Security:
                                (Month/Day/Year)                               Amount         sion or       Direct     6. Nature of
                             ----------------------                            or             Exercise      (D) or        Indirect
                             Date       Expira-                                Number         Price of      Indirect      Beneficial
1. Title of Derivative       Exer-      tion                                   of             Derivative    (I)           Ownership
   Security (Instr. 4)       cisable    Date            Title                  Shares         Security      (Instr. 5)    (Instr. 5)
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

STOCK OPTION (RIGHT TO BUY)    (1)      04/07/08        COMMON STOCK           2,000       $17.88          D
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STOCK OPTION (RIGHT TO BUY)  01/27/99   01/27/09        COMMON STOCK           1,413       $15.88          D
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STOCK OPTION (RIGHT TO BUY)    (1)      04/14/09        COMMON STOCK           3,000       $16.13          D
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STOCK OPTION (RIGHT TO BUY)  01/28/00   01/28/10        COMMON STOCK           1,852       $13.63          D
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STOCK OPTION (RIGHT TO BUY)    (1)      08/02/10        COMMON STOCK           3,000       $13.25          D
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
Explanation of Responses:
(1) Becomes exercisable with respect to 25% of the options granted each year for four years on the anniversary date of the grant.



             /s/ Mary C. Ceas                                    4/6/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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